EXHIBIT 10.9


March 5, 2003

Joan M. Robbins, Ph.D.
10265 Pinetree Drive
San Diego, CA 92131

Dear Joan:

Biokeys Pharmaceuticals, Inc. is pleased to offer you the position of Chief Technical Officer, reporting directly to me. Responsibilities will encompass all aspects of moving our product portfolio from the research lab through clinical development and regulatory authorities. This is a key position in the Company, intended to take full advantage of your experience base, while offering you an opportunity to grow in responsibility and be rewarded through a lucrative compensation package as follows:

COMPENSATION PACKAGE

     1. Annual Salary of $170,000, paid every two weeks (You will be entitled to a compensation review at the one year anniversary of employment.)
     2. 300,000 Incentive Stock Options struck at 50 cents per share that expire on 12/30/08. 100,000 will vest upon acceptance of this offer, 100,000 will vest at the one year anniversary of your employment and 100,000 will vest at the two year anniversary of your employment.
     3. A Bonus Schedule of 5% for all government grants received by the Company to be paid in incentive stock options. (For example, if the Company receives a grant for $1,000,000, then we will reserve 50,000 additional incentive options priced at the close of business on the day that the Company is notified of the grant. When the grant is received, you will receive the options.)
     4. A Bonus Schedule of 5% paid in incentive stock options for all capital received by the Company that is a direct result of your introduction, which does not require that you consummate the investment, but rather you only need refer the new party. (For example, if the Company receives an investment for $2,000,000 from an Investor that you introduce or refer to the Company, then we will issue to you 100,000 additional incentive stock options priced at the close of business on the day that the investment is received.)
     5. You will receive four weeks paid vacation per year, which will begin to accrue at one week per quarter, plus paid holidays.
     6. You will be offered a paid healthcare benefits package if you do not have coverage.
     7. The Company will pre-pay or reimburse you for all pre-approved job related expenses for performance of your duties.

We believe you can contribute significantly to the success of our Company, grow with us, and be rewarded appropriately for your accomplishments. Please let us know if you want to join our team.

Sincerely,

Nicholas J. Virca
Chief Executive Officer